EXHIBIT 99.1
Fastenal Company Reports 2023 Annual and Fourth Quarter Earnings
WINONA, Minn., January 18, 2024 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and year ended December 31, 2023. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2023	2022	Change	2023	2022	Change
Net sales	$7,346.7	6,980.6	5.2%	$1,758.6	1,695.6	3.7%
Business days	253	254		62	62
Daily sales	$29.0	27.5	5.7%	$28.4	27.3	3.7%
Gross profit	$3,354.5	3,215.8	4.3%	$799.4	768.4	4.0%
% of net sales	45.7%	46.1%		45.5%	45.3%
Operating and administrative expenses	$1,825.8	1,762.2	3.6%	$445.5	435.4	2.3%
% of net sales	24.9%	25.2%		25.3%	25.7%
Operating income	$1,528.7	1,453.6	5.2%	$353.9	333.0	6.3%
% of net sales	20.8%	20.8%		20.1%	19.6%
Earnings before income taxes	$1,522.0	1,440.0	5.7%	$354.2	328.2	7.9%
% of net sales	20.7%	20.6%		20.1%	19.4%
Net earnings	$1,155.0	1,086.9	6.3%	$266.4	245.6	8.5%
Diluted net earnings per share	$2.02	1.89	6.7%	$0.46	0.43	8.4%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $63.0, or 3.7%, in the fourth quarter of 2023 when compared to the fourth quarter of 2022. The number of business days were the same in both periods. We experienced higher unit sales in the fourth quarter of 2023 primarily due to growth at our Onsite locations, particularly those newly opened in 2023 and 2022, and with large customers. Foreign exchange positively affected sales in the fourth quarter of 2023 by approximately 10 basis points as compared to negatively affecting sales in the fourth quarter of 2022 by approximately 90 basis points.
The impact of product pricing on net sales in the fourth quarter of 2023 was modestly positive, consistent with historical trends, as compared to the impact of product pricing on net sales in the fourth quarter of 2022 of 350 to 380 basis points. Incremental pricing actions over the past twelve months have been modest in scope, resulting in mostly stable price levels through the fourth quarter of 2023.

From a product standpoint, we have three categories: fasteners, safety supplies, and other products, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. We continued to experience a divergence in the performance of our fastener versus our non-fastener product lines in the fourth quarter of 2023, which we believe relates to three factors. First, fasteners are more heavily oriented toward production of final goods than maintenance, which results in greater susceptibility to periods of weaker industrial production. Second, pricing for fasteners has decelerated at a faster pace than non-fastener products. Third, growth in our safety products accelerated through the period due to improved holiday-related sales to support the operations of our retailer-oriented customers, product mix, and easier comparisons. This factor was largely due to customers with large distribution center networks that are within our other end markets category. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
Fasteners	-2.3%	9.1%	31.1%	33.0%
Safety supplies	9.4%	10.7%	22.5%	21.3%
Other	5.3%	12.1%	46.4%	45.7%
Our end markets consist of manufacturing, non-residential construction, reseller, and other, the latter of which includes government/education and transportation/warehousing. A couple of trends are playing out in our end markets. First, we continued to experience a divergence in the performance of our manufacturing end market versus our non-manufacturing end markets in the fourth quarter of 2023. We are growing relatively faster with key account customers with significant managed spend where our service model and technology is particularly impactful, which disproportionately benefits manufacturing customers. Second, other end markets benefited from significant growth to support the operations of our retailer-oriented customers during the holiday shopping season, product mix, and easier comparisons. This trend largely reflected the purchase of safety products by customers with large distribution center networks. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
Heavy manufacturing	5.8%	19.3%	42.5%	41.7%
Other manufacturing	3.3%	11.8%	31.1%	31.2%
Non-residential construction	-7.4%	-0.6%	8.8%	9.8%
Reseller	-7.9%	-3.1%	5.6%	6.3%
Other end markets	13.5%	0.3%	12.0%	11.0%
We report our customers in two categories: national accounts, which are customers with significant revenue potential and a national, multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. We continued to experience a significant divergence in the performance of our national account customers versus our non-national account customers, which relates to the relative growth of our sales through Onsite locations and larger, key accounts. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
National accounts	8.5%	15.0%	62.0%	58.9%
Non-national accounts	-3.2%	5.6%	38.0%	41.1%
Growth Drivers
•We signed 58 new Onsite locations (defined as dedicated sales and service provided from within, or in proximity to, the customer's facility) in the fourth quarter of 2023, resulting in 326 new Onsite location signings for the full-year. The number of signings was below our expectations reflecting a lengthening of the sales cycle due to softer business conditions and the ongoing training of a pipeline of managers to staff future signings. We had 1,822 active sites on December 31, 2023, which represented an increase of 12.3% from December 31, 2022. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a mid single-digit rate in the fourth quarter of 2023 over the fourth quarter of 2022. This growth is primarily due to contributions from Onsites activated and implemented in 2023 and 2022. Our goal for Onsite signings in 2024 is 375 to 400.

•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI® measure which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is sales through FMI Technology which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Twelve-month Period			Three-month Period
	2023	2022	Change	2023	2022	Change
Weighted FASTBin/FASTVend signings (MEUs)	24,126	20,735	16.4%	5,462	4,730	15.5%
Signings per day	95	82		88	76
Weighted FASTBin/FASTVend installations (MEUs; end of period)				113,138	102,151	10.8%

FASTStock sales	$927.6	832.0	11.5%	$219.0	210.4	4.1%
% of sales	12.5%	11.8%		12.3%	12.3%
FASTBin/FASTVend sales	$2,070.2	1,755.3	17.9%	$519.6	453.0	14.7%
% of sales	27.8%	24.9%		29.2%	26.4%
FMI sales	$2,997.8	2,587.3	15.9%	$738.6	663.4	11.3%
FMI daily sales	$11.8	10.2	16.3%	$11.9	10.7	11.3%
% of sales	40.3%	36.7%		41.5%	38.7%
Our goal for weighted FASTBin and FASTVend device signings in 2024 is 26,000 to 28,000 MEUs.
•Our eCommerce business includes sales made through an electronic data interface (EDI), or other types of technical integrations, and through our web verticals. Daily sales through eCommerce grew 28.3% in the fourth quarter of 2023 and represented 24.8% of our total sales in the period.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eCommerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the fourth quarter of 2023 represented 58.1% of our sales, an increase from 52.6% of sales in the fourth quarter of 2022.
Gross Profit
Our gross profit, as a percentage of net sales, increased to 45.5% in the fourth quarter of 2023 from 45.3% in the fourth quarter of 2022. Product margins improved in fasteners and, to a lesser degree, safety. We also continued to experience slightly positive price-cost, reflecting moderating product cost, the absence of meaningful pricing actions in the period, and an easy comparison as it largely recaptures the price-cost deficit experienced in the fourth quarter of 2022. This was partly offset by the negative effect of customer and product mix, as we continued to experience relatively strong growth from Onsite customers and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole.

Operating Income
Our operating income, as a percentage of net sales, increased to 20.1% in the fourth quarter of 2023 from 19.6% in the fourth quarter of 2022.
Operating and Administrative Expenses
Our operating and administrative expenses, as a percentage of net sales, improved to 25.3% in the fourth quarter of 2023 from 25.7% in the fourth quarter of 2022 despite continued slow sales growth. This improvement reflects a combination of general efforts to control costs and easier comparisons in certain cost categories that produced broad, yet modest leverage of occupancy and other operating and administrative expenses. This more than offset a modest deleverage of employee-related expenses.
Employee-related expenses, which represent 70% to 75% of total operating and administrative expenses, increased 5.1% in the fourth quarter of 2023 compared to the fourth quarter of 2022. We experienced an increase in employee base pay due to higher average FTE and higher average wages during the period. This was partly offset by lower healthcare-related costs and a slight reduction in bonus and commission payments reflecting slower sales and profit growth versus the prior year.
Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 0.7% in the fourth quarter of 2023 compared to the fourth quarter of 2022. We experienced an increase in the cost of FMI bins and a modest increase in facility costs. These were partly offset by lower costs for vending hardware as expansion of our installed base was more than offset by a reduction in depreciation as a large number of machines reached the end of their depreciable lives.
Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, decreased 11.8% in the fourth quarter of 2023 compared to the fourth quarter of 2022. The decrease in other operating and administrative expenses is primarily a result of good control of and easier comparisons for certain discretionary cost categories, higher contribution related to supplier collaboration programs, and increased income from the sale of certain assets, such as selling-related vehicles.
Net Interest
We had net interest income of $0.3 in the fourth quarter of 2023, compared to net interest expense of $4.8 in the fourth quarter of 2022. We had higher interest income, reflecting higher average cash balances through the period and higher rates earned on those balances. We also had lower interest expense, reflecting lower average borrowings through the period, with our mix of borrowings yielding slightly lower average interest rates.
Income Taxes
We recorded income tax expense of $87.8 in the fourth quarter of 2023, or 24.8% of earnings before income taxes. Income tax expense was $82.6 in the fourth quarter of 2022, or 25.2% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Net Earnings
Our net earnings during the fourth quarter of 2023 were $266.4, an increase of 8.5% compared to the fourth quarter of 2022. Our diluted net earnings per share were $0.46 during the fourth quarter of 2023, which increased from $0.43 during the fourth quarter of 2022.
BALANCE SHEET AND CASH FLOW
We produced operating cash flow of $354.0 in the fourth quarter of 2023, an increase of 17.3% from the fourth quarter of 2022, representing 132.9% of the period's net earnings versus 122.9% in the fourth quarter of 2022. The improvement in operating cash flow, as a percent of net earnings, reflects working capital being a relatively greater source of cash in the fourth quarter of 2023 than was the case in the fourth quarter of 2022. This reflects more favorable accruals in the period related to the timing of disbursements on customer rebates and more stable incentive compensation relative to the prior year. In 2023, our operating cash flow was $1,432.7, an increase of 52.3% from 2022, representing 124.0% of the period's net earnings versus 86.6% in 2022. The improvement in operating cash flow in 2023, as a percent of net earnings, reflects the normalization of global supply chains over the course of the year versus the prior year and, to a lesser degree, slower business activity. The latter two items combine to reduce the rate of working capital expansion necessary to support our customers' growth.

The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of December 31, 2023 when compared to December 31, 2022 were as follows:

	December 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2023	2022	2023	2023
Accounts receivable, net	$1,087.6	1,013.2	$74.4	7.3%
Inventories	1,522.7	1,708.0	(185.3)	-10.8%
Trade working capital	$2,610.3	2,721.2	$(110.9)	-4.1%

Accounts payable	$264.1	255.0	$9.2	3.6%
Trade working capital, net	$2,346.2	2,466.2	$(120.1)	-4.9%

Net sales in last three months	$1,758.6	1,695.6	$63.0	3.7%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the fourth quarter of 2023 is primarily attributable to three factors. First, our receivables increased as a result of growth in sales to our customers. Second, we continue to experience a shift in our mix due to relatively stronger growth from national account customers, which tend to carry longer payment terms than our non-national account customers. Third, customers have historically delayed payments at the end of years that are economically challenged, and we saw that effect in the fourth quarter of 2023.
The decrease in our inventory balance in the fourth quarter of 2023 is primarily attributable to the absence of supply chain disruptions from the prior year. Our response at the time was to deepen our inventory as a means of maintaining high service to our customers, particularly for imported inventory. Dissipation of these disruptions has allowed us to shorten our product ordering cycle. It is also likely that slower business activity reduced the level of inventory our customers required us to maintain to meet their production needs. We have also experienced modest deflation in our inventory.
The increase in our accounts payable balance in the fourth quarter of 2023 is primarily attributable to our product purchases increasing to support the growth in our business. The growth in our accounts payable balance is below the growth in our sales, which reflects the dissipation of supply chain disruptions from the prior year that has allowed us to shorten our product ordering cycle in the fourth quarter of 2023 versus the fourth quarter of 2022.
During the fourth quarter of 2023, our investment in property and equipment, net of proceeds from sales, was $32.9, which is a decrease from $41.5 in the fourth quarter of 2022. In 2023, our investment in property and equipment, net of proceeds from sales, was $160.6, which is comparable to the $162.4 we invested in 2022, but below our anticipated range of $180.0 to $190.0. Our net capital investment slowed versus expectations primarily due to a slower business environment, which reduced the need to purchase certain equipment at the pace originally anticipated. It also reflects the timing of certain outlays and, to a lesser extent, lead times on certain materials. It does not reflect the cancellation of any significant initiatives, and much of the spending is expected to occur in 2024 when we see our investment in property and equipment, net of proceeds from sales, being in a range of $225.0 to $245.0. This increase reflects spending to complete our Utah distribution center, investments in picking technology and equipment in our hubs and branches, higher outlays for FMI hardware reflecting our higher targeted signings and a slight build in device inventory, and an increase in spending on information technology.
During the fourth quarter of 2023, we returned $417.3 to our shareholders in the form of dividends, compared to the fourth quarter of 2022 when we returned $270.1 to our shareholders in the form of dividends ($176.9) and purchases of our common stock ($93.2). In 2023, we returned $1,016.8 to our shareholders in the form of dividends, compared to 2022 when we returned $949.1 to our shareholders in the form of dividends ($711.3) and purchases of our common stock ($237.8). In the fourth quarter of 2023, we paid both our regular $0.35 per share dividend and a special $0.38 per share dividend, with the latter reflecting what was at the time our high cash balances, as well as our favorable outlook for future cash generation.
Total debt on our balance sheet was $260.0 at the end of 2023, or 7.2% of total capital (the sum of stockholders' equity and total debt). This compares to $555.0, or 14.9% of total capital, at the end of 2022.

ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q4 2023	Q3 2023	Q3 2023	Q4 2022	Q4 2022
Selling personnel - absolute employee headcount	16,512	16,261	1.5%	15,898	3.9%
Selling personnel - FTE employee headcount	15,070	14,750	2.2%	14,476	4.1%
Total personnel - absolute employee headcount	23,201	22,862	1.5%	22,386	3.6%
Total personnel - FTE employee headcount	20,721	20,284	2.2%	19,854	4.4%

Number of branch locations	1,597	1,615	-1.1%	1,683	-5.1%
Number of active Onsite locations	1,822	1,778	2.5%	1,623	12.3%
Number of in-market locations	3,419	3,393	0.8%	3,306	3.4%
Weighted FMI devices (MEU installed count)	113,138	110,191	2.7%	102,151	10.8%
During the last twelve months, we increased our total FTE employee headcount by 867. This reflects an increase in our total FTE selling personnel of 594 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution and transportation FTE personnel of 124 to support increased product throughput at our facilities and to expand our local inventory fulfillment terminals (LIFTs). We had an increase in our remaining FTE personnel of 149 that relates primarily to personnel investments in information technology, manufacturing, and operational support, such as purchasing and product development.
The table below summarizes the number of branches opened and closed, net of conversions, as well as the number of Onsites activated and closed, net of conversions during the periods presented.

	Twelve-month Period		Three-month Period
	2023	2022	2023	2022
Branch openings	10	12	2	1
Branch closures, net of conversions	(96)	(122)	(20)	(34)

Onsite activations	329	306	77	76
Onsite closures, net of conversions	(130)	(99)	(33)	(20)
Our in-market network forms the foundation of our business strategy. In recent years, we have seen a gradual increase in our in-market locations because of significant growth in Onsites and, to a lesser degree international branches, which has more than overcome a meaningful decline in our traditional branch network. In any period, the number of locations closed tends to reflect normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. We will continue to open or close locations to sustain and improve our network, support our growth drivers, and manage our operating expenses. However, we believe the strategic rationalization that has produced the meaningful decline in our traditional branch network in the United States and Canada since 2013 is largely completed, and we expect reduced closing activity beginning in 2024.

CONFERENCE CALL TO DISCUSS QUARTERLY AND ANNUAL RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly and annual results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, investment in property and equipment, the impact of inflation or deflation on our cost of goods or operating costs, future traditional branch closures and openings, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)
	December 31, 2023	December 31, 2022
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$221.3	230.1
Trade accounts receivable, net of allowance for credit losses of $6.4 and $8.3, respectively	1,087.6	1,013.2
Inventories	1,522.7	1,708.0
Prepaid income taxes	17.5	8.1
Other current assets	171.8	165.4
Total current assets	3,020.9	3,124.8

Property and equipment, net	1,011.1	1,010.0
Operating lease right-of-use assets	270.2	243.0
Other assets	160.7	170.8

Total assets	$4,462.9	4,548.6

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$60.0	201.8
Accounts payable	264.1	255.0
Accrued expenses	241.0	241.1
Current portion of operating lease liabilities	96.2	91.9
Total current liabilities	661.3	789.8

Long-term debt	200.0	353.2
Operating lease liabilities	178.8	155.2
Deferred income taxes	73.0	83.7
Other long-term liabilities	1.0	3.5

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 571,982,367 and 570,811,674 shares issued and outstanding, respectively	5.7	5.7
Additional paid-in capital	41.0	3.6
Retained earnings	3,356.9	3,218.7
Accumulated other comprehensive loss	(54.8)	(64.8)
Total stockholders' equity	3,348.8	3,163.2
Total liabilities and stockholders' equity	$4,462.9	4,548.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	Year Ended December 31,		Three Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$7,346.7	6,980.6	$1,758.6	1,695.6

Cost of sales	3,992.2	3,764.8	959.2	927.2
Gross profit	3,354.5	3,215.8	799.4	768.4

Operating and administrative expenses	1,825.8	1,762.2	445.5	435.4
Operating income	1,528.7	1,453.6	353.9	333.0

Interest income	4.1	0.7	2.3	0.3
Interest expense	(10.8)	(14.3)	(2.0)	(5.1)

Earnings before income taxes	1,522.0	1,440.0	354.2	328.2

Income tax expense	367.0	353.1	87.8	82.6

Net earnings	$1,155.0	1,086.9	$266.4	245.6

Basic net earnings per share	$2.02	1.89	$0.47	0.43

Diluted net earnings per share	$2.02	1.89	$0.46	0.43

Basic weighted average shares outstanding	571.3	573.8	571.7	571.1

Diluted weighted average shares outstanding	573.0	575.6	573.4	572.8

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)

	Year Ended December 31,		Three Months Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net earnings	$1,155.0	1,086.9	$266.4	245.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	166.6	165.9	40.5	42.1
(Gain) loss on sale of property and equipment	(4.3)	1.1	(1.6)	(0.1)
Bad debt expense (recoveries)	2.2	(1.8)	0.8	(0.9)
Deferred income taxes	(10.7)	(4.9)	(6.3)	(9.2)
Stock-based compensation	7.3	7.2	1.7	2.8
Amortization of intangible assets	10.7	10.7	2.7	2.6
Changes in operating assets and liabilities:
Trade accounts receivable	(72.3)	(119.8)	87.2	103.1
Inventories	189.1	(198.0)	(2.6)	(21.1)
Other current assets	(6.4)	22.7	(21.8)	6.8
Accounts payable	8.4	21.9	(13.3)	(22.2)
Accrued expenses	(0.6)	(57.2)	4.1	(41.3)
Income taxes	(9.4)	0.4	(2.2)	(4.9)
Other	(2.9)	5.9	(1.6)	(1.4)
Net cash provided by operating activities	1,432.7	941.0	354.0	301.9

Cash flows from investing activities:
Purchases of property and equipment	(172.8)	(173.8)	(36.3)	(42.8)
Proceeds from sale of property and equipment	12.2	11.4	3.4	1.3
Other	(0.6)	(0.6)	(0.1)	0.1
Net cash used in investing activities	(161.2)	(163.0)	(33.0)	(41.4)

Cash flows from financing activities:
Proceeds from debt obligations	880.0	1,795.0	90.0	405.0
Payments against debt obligations	(1,175.0)	(1,630.0)	(90.0)	(405.0)
Proceeds from exercise of stock options	30.1	9.2	14.7	1.4
Purchases of common stock	—	(237.8)	—	(93.2)
Cash dividends paid	(1,016.8)	(711.3)	(417.3)	(176.9)
Net cash used in financing activities	(1,281.7)	(774.9)	(402.6)	(268.7)

Effect of exchange rate changes on cash and cash equivalents	1.4	(9.2)	5.4	6.8

Net decrease in cash and cash equivalents	(8.8)	(6.1)	(76.2)	(1.4)

Cash and cash equivalents at beginning of period	230.1	236.2	297.5	231.5
Cash and cash equivalents at end of period	$221.3	230.1	$221.3	230.1

Supplemental information:
Cash paid for interest	$12.2	13.3	$1.9	4.1
Net cash paid for income taxes	$383.0	354.1	$95.0	96.8

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959